                                                                    EXHIBIT 23.1


The Board of Directors
ZIM Technologies International Inc.

     We consent to the use of our report dated October 8, 2002 with respect to the consolidated balance sheets of ZIM Technologies International Inc. as of May 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, (deficiency) and cash flows for each of the years in the two year period ended May 31, 2002, which are included in this Amendment No. 2 to the Registration Statement and to the reference to our firm under the heading "Experts" in Amendment No. 2 to Form S-4 Registration Statement (No. 333-100920).

     Our report dated October 8, 2002 contains a Comment by Auditors for U.S. Readers on Canada-U.S. Difference that is included because, as disclosed in
Note 1 (a) to the statements, the Company has negative working capital at May 31, 2002, has incurred losses for the year and for the last five years, generated negative cash flow from operations for the year and for the last five years and has a deficiency in shareholders' equity at May 31, 2002, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.


         "KPMG LLP"
         Chartered Accountants

         Ottawa, Canada
         February 28, 2003